Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 33-36981, 33-91196, 333-60665, 333-69042, 333-128363, 333-128364, 333-148502, 333-184202, 333-201997, 333-206123 and 333-211222) of Orbital ATK, Inc. of our report dated March 15, 2016, except for the effects of the restatement discussed in Note 2 to the consolidated financial statements, the matter discussed in the penultimate paragraph of Management’s Report on Internal Control over Financial Reporting, and the effects of the change in the manner in which the Company classifies debt issue costs as discussed in Note 1, as to which the date is February 23, 2017, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10‑K/A.

/s/ PricewaterhouseCoopers LLP
McLean, Virginia
February 23, 2017